EXHIBIT 10.3
February 21, 2025

Marc Winterhoff

Re: Interim CEO Role

Dear Marc,
On behalf of the Board of Directors (the “Board”) of Lucid Group, Inc. (“Lucid” or the “Company”), I am happy to let you know that the Board requests that you step into the role of Interim Chief Executive Officer of the Company, effective close of business today.
Upon your acceptance of this interim role, your employment package will change in the following ways:
•Cash stipend: You will receive $20,000/month for each month or partial month that you serve in this role
•New RSU award: You will receive a Restricted Stock Award of $4,000,000, granted today. This RSU award will be converted to shares using today’s 30-day volume weighted average stock price of LCID and will vest quarterly over the next 16 quarters on Company Vesting Dates (March 5, June 5, September 5, December 5), with the first such vest occurring on March 5, 2025. This RSU award will fully accelerate in the event of certain types of employment termination under the terms of Lucid’s Executive Severance Program. You will receive your RSU award documentation with other important details under a separate cover.
•Executive Severance Commitment: Your eligibility under Lucid’s Executive Severance Program for 9 months’ base pay and 9 months’ benefits under certain types of employment termination will increase to 12 months’ base pay and 12 months’ benefits.
•Home and personal security: An evaluation of your home and your travel & local movements will be evaluated by a third-party security firm; as warranted, you will receive Lucid’s support to install or otherwise address security enhancements.
Unless superseded by the above, your compensation and benefits and all other terms and conditions of your employment, including all other terms in your offer letter dated November 7, 2023 and those set forth in your Confidential Information and Invention Assignment Agreement, will remain in place. In addition, you will remain eligible for the Company’s annual employee equity refresh in Spring 2025.
You acknowledge and agree that upon the time you cease to serve as the Interim CEO, the return to your Chief Operating Officer role will not constitute Constructive Termination under the terms of Lucid’s Executive Severance Program.
Thank you for your support of Lucid at this time. The Board has expressed great confidence in your ability to serve in this enhanced role for Lucid. I feel the same.

Sincerely,

/s/ Gale Halsey
Gale Halsey
Senior Vice President, People and EHS

Accepted:

/s/ Marc Winterhoff
Marc Winterhoff
Chief Operating Officer